Exhibit 99.1

Preliminary Q1 2026 Net Sales Expected to Exceed Annual Guidance Run-rate

NN Increases its 2026 New Business Wins guidance range to $80 to $90 million; Q1 wins heavily concentrated in Electric Grid and Data Center markets

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C., April 14, 2026 – NN, Inc. (“NN” or the “Company”) (NASDAQ: NNBR), a global diversified industrial company that engineers and manufactures high-precision components and assemblies with six sigma quality today announced that its preliminary Q1 2026 net sales results are expected to demonstrate growth versus the prior year and the Company’s forecast.

The New Business program also delivered strong results in Q1. The Company was awarded approximately $43 million of new awards at peak annual sales, centered on the Electric Grid and Data Center markets. Notably, these awards continue NN’s strong recent momentum as the Company re-positions its overall portfolio in key secular high-growth markets and away from commodity automotive markets. With the strength of NN’s new business wins in Q1 and a strong start in Q2, the Company is raising its full-year guidance range, now expecting new business wins to fall within the range of $80 million to $90 million in 2026.

The launch of more than 60 new programs has resulted in a shippable backlog as orders outpaced production during the quarter. These newly launched programs and traction in key end markets are positioning NN to drive strong net sales growth through 2026 and beyond. NN is maintaining its guidance range on net sales, expecting results to come in toward the top half of its original guidance range of $445 million to $465 million.

Harold Bevis, Chief Executive Officer and President of NN, Inc., commented, “NN’s sales are growing as expected and trending towards the high end of our previously guided range. Electric Grid, Data Center, Defense, and Electronics end markets are doing well, while global auto is stabilizing. Additionally, we are underway with industrializing a large portion of our previously awarded growth programs. This is expected to support our sales growth targets for 2026 and beyond. These sales are being produced through a lower cost operating model that is strengthening margins. With the large value of Electric Grid and Data Center new awards in Q1, we are increasing our guidance in this area to approximately $80 to $90 million of expected new sales wins secured during 2026.”

“We are targeting strong sales growth in 2026 and beyond as well as increasing the amount and share of non-commodity auto business at the Company. Overall, our end markets and customers are healthy while global auto undergoes changes. We are currently running ahead of both our 2026 and long-term goals. We look forward to providing more information on the performance of the business when we release Q1 2026 earnings, which is planned for May 6, 2026.”

The Company is finalizing its financial results for the quarter ended March 31, 2026. The above information is based on preliminary information and management’s estimates for the quarter ended March 31, 2026, and is subject to the

Company’s financial statement closing procedures.

ABOUT NN’S GROWTH PROGRAM

NN is underway with an intentional program to grow sales, improve its profit profile, and reposition its end-market exposure. NN is pursuing several target markets that (1) require products that deliver safety critical functionality at scale; (2) fit the Company’s engineering and manufacturing platform; and (3) allow for higher, accretive margins due to delivering higher value. The targeted end-markets include:

•	High-value auto parts – NN’s current #1 end market

•	Electric grid and data center parts – NN’s current #2 end market, on a plan to become NN’s #1 end market

•	Defense, weapons, and electronic parts

•	Medical equipment parts

ABOUT NN

NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and China. For more information about the Company and its products, please visit www.nninc.com.

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding NN’s expect Q1 2026 net sales and expected new business wins and net sales for 2026 and other statements that are not historical facts. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “growth,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project”, “trajectory” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such statements. Such factors include, among others, those related to the preliminary nature of NN’s quarter ended March 31, 2026 financial information, which is subject to completion of normal quarter-ended accounting procedures and closing adjustments; the assumptions underlying NN’s new business wins guidance for fiscal 2026, general economic conditions and economic conditions in the industrial sector; material changes in the costs and availability of raw materials; the level of our indebtedness; our ability to secure, maintain or enforce patents or other appropriate protections for our intellectual property; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.

Investor Relations:

Joseph Caminiti or Abe Plimpton

NNBR@alpha-ir.com

312-445-2870